UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 25, 2009

Borland Software Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-10824	94-2895440
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

8310 North Capital of Texas Highway, Building 2, Suite 100, Austin, Texas		78731
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(512) 340-2200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

During the afternoon of June 24, 2009, Company A, a strategic buyer, who had previously submitted to Borland Software, Inc. (the "Company") a nonbinding proposal for the acquisition of all of the outstanding shares of the Company for cash for consideration in the range of $1.10 to $1.20 per share (as described in the definitive Proxy Statement filed by the Company with the Securities and Exchange Commission on June 19, 2009 (the "Proxy Statement ")), submitted a new nonbinding proposal for the acquisition of all of the outstanding shares of the Company for consideration of $1.25 per share in cash. The nonbinding proposal indicated that Company A would fund the transaction by incremental indebtedness to be provided by Company A's existing lenders and that the transaction would not be subject to receipt of financing. Company A also indicated in the proposal that it believed it could reach a definitive merger agreement and complete diligence in two weeks.

During the evening of June 24, 2009, the Company's Board of Directors (the "Board") met telephonically to discuss the Company A proposal received earlier that day. Representatives of JP Morgan and DLA Piper were present at this meeting. The Board discussed the proposed terms of Company A's nonbinding proposal, the provisions of the Agreement and Plan of Merger (the "Merger Agreement") between the Company, Bentley Merger Sub, Inc., Micro Focus International plc and Micro Focus (US), Inc., dated May 5, 2009, as amended, governing the Company's right to enter into discussions or provide information to Company A, and the possible impact of the Company A proposal on the transactions contemplated by the Merger Agreement. DLA Piper provided advice on the Board's fiduciary duties and the terms of the Merger Agreement and JP Morgan advised on the terms of the indication of interest from Company A. The Board discussed the proposal, including the price per share, Company A’s need for financing and the potential availability of such financing, and the two week time frame proposed to conclude diligence and reach a definitive merger agreement. Based on this discussion, the Board determined that the Company A proposal was reasonably likely to lead to a superior proposal, as defined under the Merger Agreement, and directed management to notify Micro Focus of the receipt of the proposal and the Board's determination that it was reasonably likely to lead to a superior proposal, as required under the Merger Agreement.

The Company has advised Micro Focus of these developments, as required under the Merger Agreement. The Company is continuing to comply with its obligations under the Merger Agreement.

On June 25, 2009, Company A was provided access to the Company's data room and commenced diligence.

Important Additional Information

All parties desiring details regarding the transaction are urged to review the merger agreement, as amended, which is available on the Securities and Exchange Commission’s website at http://www.sec.gov as an attachment to the definitive Proxy Statement on Schedule 14A filed by Borland on June 19, 2009. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ CAREFULLY THE PROXY STATEMENT AND OTHER FILED DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Shareholders will be able to obtain a free-of-charge copy of the proxy statement and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. Shareholders will also be able to obtain a free-of-charge copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Borland, 8310 North Capital of Texas Highway, Building 2 Suite 100, Austin, TX 78731, Attention: Investor Relations, Telephone: (512) 340-1364, or from Borland’s website, http://www.borland.com. Borland and certain of its directors, executive officers and other members of management and employees may, under the rules of the SEC, be deemed to be "participants" in the solicitation of proxies from shareholders of Borland in favor of the proposed merger. Information regarding Borland’s directors and executive officers is contained in Borland’s Definitive Proxy Statement filed with the SEC on June 19, 2009.

Forward-Looking Statements

This document contains certain forward-looking statements about Borland that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. These factors include, but are not limited to, (1) the outcome of the indication of interest received from Company A; (2) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (3) the outcome of any legal proceedings that have or may be instituted against Borland and others following announcement of the transaction or the merger agreement; (4) the inability to complete the merger due to the failure to satisfy conditions to completion of the merger; (5) the risk that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; and (6) other risks that are set forth in the "Risk Factors," "Legal Proceedings" and "Management Discussion and Analysis of Results of Operations and Financial Condition" sections of Borland’s SEC filings. Many of the factors that will determine the outcome of the merger are beyond Borland’s ability to control or predict. Borland undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Borland Software Corporation

June 25, 2009	By:	/s/ Melissa Fruge

Name: Melissa Fruge
Title: VP and General Counsel